August 15, 2019

Mr. Patrick Kenneth Rankin

Dear Keith:

Reference is made to your agreement dated February 22, 2019 (the “Agreement”) pursuant to which you are employed by Avis Budget Services Ltd (“ABSL” or the “Company”), a subsidiary of Avis Budget Group, Inc. (“ABG”).

This letter is to confirm that if your employment is terminated by the Company other than: (i) for “Cause" (as defined below); (ii) in connection with your disability which prevents you or is reasonably expected to prevent you from performing services for the Company for a period of 12 months (your "Disability"); or (iii) your death, you will receive a lump-sum severance payment within 15 days following the Release Date (as defined below) equal to 200% of the sum of: (1) your base salary plus (2) your target annual incentive under the Company’s discretionary management bonus scheme plus (3) your annual car and financial planning allowance. All other programs and benefits would cease on the date of termination of your employment.

The provision of all payments and benefits under this letter is subject to, and contingent upon, your executing within forty-five days following your termination of employment a formal settlement agreement with the Company (the date on which this comes into effect being the "Release Date"), in such form determined by the Company, which requires you, amongst other things, to release all actual and purported claims against the Company and its affiliates and which also requires you to agree to: (i) protect and not disclose all confidential and proprietary information of the Company and its affiliates; (ii) not compete, directly or indirectly, against the Company or any of its affiliates for a period of up to two years after your employment separation; and (iii) not solicit any employees, consultants, agents or customers of the Company or any of its affiliates during and for up to two years after your employment separation.

In addition, if your employment is terminated by the Company other than for “Cause," and other than as a result of your Disability, death or resignation, including, for the avoidance of doubt, but not limited to any resignation in order for you to retire, your then outstanding unvested stock-based awards granted by ABG and scheduled to vest within two years following your separation of employment will become vested effective as of the date of termination, subject to the execution of a formal settlement agreement referred to in the preceding paragraph of this letter; provided that, any awards that vest based on the achievement of specified objective performance goals shall not vest as of the date of termination, but instead, shall remain outstanding and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals. If you experience a termination of employment from the Company due to your Disability or death, your then outstanding unvested stock-based awards granted by ABG will become fully vested effective as of the date of termination, subject to the satisfaction of a formal settlement agreement referred to in the preceding paragraph of this letter.

"Termination for Cause" shall mean: (i) termination of your employment on grounds of your wilful failure to substantially perform your duties as an employee of the Company or any affiliate and/or subsidiary (other than due to your incapacity due to physical or mental illness); (ii) gross misconduct, including but not limited to any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any affiliate and/or subsidiary or (iii) termination of your employment following you being convicted with any criminal offence, save that in the event of withdrawal in full of the relevant criminal charge or a final not-guilty decision of the relevant court (which decision is not subject to further appeal), payment under this letter would not be due within 15 days of the Release Date but within 15 days of such withdrawal or not-guilty decision.

The payments and benefits described in this letter are in lieu of and supersede any other termination or severance benefits otherwise payable to you by law or under any other agreement or severance plan of the Company or its affiliates, including, for the avoidance of doubt, but not limited to, any entitlement to notice or payment in lieu of notice or a statutory or enhanced redundancy payment. To the extent that termination or severance or other benefits are payable to you under the Agreement, any rule, law or regulation, such amounts shall reduce the payments and benefits set out in this letter, in particular, your entitlement to notice or payment in lieu of notice and, if applicable, any entitlement to a statutory or enhanced redundancy payment shall reduce the payments and benefits set out in this letter.

The terms of this letter shall be governed by English law and any dispute shall be subject to the jurisdiction of the English courts. You agree that the terms of this letter may be enforced by the Company or its successors or assigns.

Regards,

Avis Budget Services Limited

Understood and accepted:

/s/ Patrick K. Rankin
Patrick Kenneth Rankin	Date: August 16, 2019
/s/ Ned Linnen	8/16/19

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